Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A/A our audit report dated November 2, 2021, with respect to the balance sheet of USA Opportunity Income One, Inc. (f/k/a USA Opportunity Income Fund, Inc.) as of August 31, 2021, and the related statements of operations, changes in stockholders’ equity/(deficit), and cash flows for the period from August 3, 2021 (inception) ended August 31, 2021. Our report relating to those financial statements includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Offering Statement.

Spokane, Washington
February 8, 2022